Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the incorporation by reference of (i) our reports relating to the proved oil and gas reserves of Petroleum Development Corporation (the “Company”), which reports appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, incorporated by reference in this Registration Statement on Form S-8, including any pre-effective or post-effective amendments hereto (the “Registration Statement”), and (ii) information derived from such reports, in the Registration Statement and any related prospectus. We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectus.

/s/ RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, LP

Denver, Colorado
February 26, 2009